                                                                      EXHIBIT 11
                                                                      ----------

                        COMPUTER TASK GROUP, INCORPORATED
                        ---------------------------------

                    COMPUTATION OF DILUTED EARNINGS PER SHARE
                  UNDER THE TREASURY STOCK METHOD SET FORTH IN
               STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 128
                              "EARNINGS PER SHARE"

                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                                                      QUARTER ENDED
                                                                                MARCH 29,       MARCH 30,
                                                                                  2002            2001*
                                                                                --------       -----------

Weighted-average number of shares outstanding during period                       16,533          16,383
Common Stock equivalents -
       Incremental shares under stock options plans                                  437               -
                                                                                --------       ---------

Number of shares on which diluted earnings per share is based                     16,970          16,383
                                                                                ========       ==========

Net income (loss) for the period                                                $    449       $  (1,380)
                                                                                ========       ==========

Diluted income (loss) per share                                                 $   0.03       $    (0.08)
                                                                                ========       ===========
Basic income (loss) per share                                                   $   0.03       $    (0.08)
                                                                                ========       ===========


* As the Company had a net loss in the first quarter of 2001, the number of incremental shares under the Company's stock options plans is considered to be zero as the inclusion of such shares would cause the diluted loss per share calculation to be anti-dilutive



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